                 Exhibit 10.15

Description of the Terms Pursuant to which Global Music International, Inc. Employs James Fallacaro, Christopher Mauritz and Ji Shen

We entered into an oral one-year employment agreement with Mr. Fallacaro in January, 2007, pursuant to which he is to be paid a salary of $150,000, which is payable as described below.  We also provide Mr. Fallacaro with health insurance benefits.

We agreed to pay Corinne Fallacaro $50,000 in connection with her resignation as Chief Executive Officer and President, which is payable as described below.  We also provide her with health insurance benefits. She is not currently employed by us.

Messrs. Mauritz and Shen are “at-will” employees.  Mr. Mauritz is compensated at the rate which would, commencing January 1, 2007, net him $78,000 per year  after applicable federal, state, FICA and Medicare taxes, and is provided with health insurance benefits.  Mr. Shen is compensated at a rate of $78,000 per year.

The amounts payable to James Fallacaro and Corinne Fallacaro are to be paid on a pari passu basis on  the earlier to occur of the date that (i) the Board in its discretion determines that the Company is cash-flow positive, (ii) such payment would no longer jeopardize the Company’s ability to continue as a going concern and (iii) certain insolvency or related events occur.